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EXHIBIT 99.3

Thursday September 10, 8:35 am Eastern Time

COMPANY PRESS RELEASE

SOURCE: United Natural Foods, Inc.

UNITED NATURAL FOODS ANNOUNCES AGREEMENT TO ACQUIRE ALBERT'S ORGANICS INC.

DAYVILLE, Conn., Sept. 10 /PRNewswire/ - United Natural Foods, Inc. (Nasdaq:
UNFI - news) today announced that it has entered into a definitive agreement to
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acquire 100% of the outstanding stock of Albert's Organics, Inc. The Board of
Directors of United and the owners of Albert's have approved the transaction, which is scheduled to close on September 30, 1998.

Albert's Organics Inc. is the largest wholesale distributor of organically grown fruits and vegetables in the United States with sales of nearly $50 million in 1997. The company operates three produce warehouses in Los Angeles/Calif., Bridgeport/N.J., and Winter Haven/Fla., from which it serves 800 customers in the southwestern United States and entire Eastern seaboard with 450 fresh produce and perishable items. Albert's customers include independent natural product retailers as well as a growing number of conventional supermarket chains.

Norman Cloutier, Chairman and Chief Executive Officer of United Natural Foods, expressed his enthusiasm for the Albert's acquisition. "The addition of Albert's Organics is very complementary to the existing businesses of United Natural Foods. Albert's expertise in the sourcing and handling of organic produce will greatly enhance our limited offering in these areas while our national sales force and distribution resources can further leverage their core competencies. There are numerous cross selling opportunities that we have identified and we look forward to offering our customers the widest selection of organic products in the industry."

United Natural Foods, Inc. distributes over 26,000 products to more than 6,500 customers in 46 states. The company reported net sales of $729 million in the recent fiscal year ending July 31, 1998.

This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's SEC filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended (copies of which are available upon request from the Company investor relations department).